EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 14, 2006, relating to the consolidated balance sheets of Nuance Communications, Inc. (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the two years in the period ended September 30,2006, and for the nine-month period ended September 30, 2004, appearing in the Company’s Annual Report on Form 10-K/A for the period ended September 30, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Boston, Massachusetts
April 17, 2007